UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2009

Resource Capital Corp.
(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

712 Fifth Avenue, 10th Floor New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 212-974-1708
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement

On March 13, 2009, our wholly-owned subsidiary, RCC Real Estate SPE 3, LLC, which we refer to as SPE 3, entered into an agreement with Natixis Real Estate Capital, Inc., which we refer to as Natixis, with respect to the Master Repurchase Agreement dated as of April 12, 2007 between the parties as theretofore modified by the First Amendment to Master Repurchase Agreement dated as of September 25, 2008 and the Second Amendment to the Master Repurchase Agreement dated November 25, 2008.  We guaranteed SPE 3's obligations under the Master Repurchase Agreement.  Pursuant to the March 13, 2009 agreement:

●
The covenant in our guaranty requiring us to maintain a specified net worth was waived for the period December 31, 2008 through May 12, 2009.   During the waiver period, we must maintain a minimum net worth of $165.0 million.  Upon expiration of the waiver period, the minimum net worth will revert to the amount in effect prior to the waiver period of $200.0 million.

●	SPE 3 repaid $1.0 million of amounts outstanding under the facility, leaving a balance of $16.0 million outstanding under the facility as of March 17, 2009.

●	Each of SPE 3, us and Natixis undertook to use its commercially reasonable best efforts to negotiate certain modifications to the Master Repurchase Agreement and guaranty as follows:

i.	a reduction in the aggregate amount of the outstanding balance under the Master Repurchase Agreement; and

ii.	a reduction in the minimum net worth amount we must maintain under the guaranty.

Item 9.01.          Financial Statement and Exhibits.

(d)	Exhibits
	10.1	Letter Agreement with respect to Master Repurchase Agreement between Natixis Real Estate Capital Inc and RCC Real Estate SPE 3, LLC dated as of March 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 17, 2009	/s/ David J. Bryant David J. Bryant Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX 10.1	Letter Agreement to Master Repurchase Agreement between Natixis Real Estate Capital Inc and RCC Real Estate SPE 3, LLC dated as of March 13, 2009.